EXHIBIT (i)


                             DECHERT PRICE & RHOADS
                         TEN POST OFFICE SQUARE -- SOUTH
                                   SUITE 1230
                        BOSTON, MASSACHUSETTS 02109-4603

                                                                     May 1, 2000

Ivy Fund
Via Mizner Financial Plaza
700 South Federal Highway
Suite 300
Boca Raton, Florida  33432

Dear Sirs:

         As counsel for Ivy Fund (the "Trust"), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (the "1940 Act") (File No. 811-1028), and the Prospectuses contained in Post-Effective Amendment No. 115 to the Trust's registration statement relating to the shares of beneficial interest of Ivy Asia Pacific Fund, Ivy Bond Fund, Ivy China Region Fund, Ivy Developing Markets Fund, Ivy European Opportunities Fund, Ivy Global Fund, Ivy Global Natural Resources Fund, Ivy Global Science & Technology Fund, Ivy Growth Fund, Ivy Growth with Income Fund, Ivy International Fund, Ivy International Fund II, Ivy International Small Companies Fund, Ivy International Strategic Bond Fund, Ivy Money Market Fund, Ivy Pan-Europe Fund, Ivy South America Fund, Ivy US Blue Chip Fund and Ivy US Emerging Growth Fund (the "Shares") being filed under the Securities Act of 1933, as amended (File No. 2-17613) ("Post-Effective Amendment No. 115"). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

         Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the Prospectuses for the Funds and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable shares of the Trust.

         We consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of Post-Effective Amendment No. 115.

                                                    Very truly yours,

                                                    /s/ DECHERT PRICE & RHOADS